Exhibit 10.17

Sale of Business Plan

1.	INTRODUCTION

1.1
The Sale of Business Plan (the “Plan”), effective November 1, 2012, is intended to provide severance benefits to certain designated employees of Zoetis Inc. (the “Company”), a wholly-owned subsidiary of Pfizer Inc., who meet the eligibility requirements below.

2.	ELIGIBILITY

2.1
Employees of the Company who are eligible to participate in the Plan (the “Designated Employees”) include the Company's Chief Executive Officer, executive officers and other key executives who are designated by the Company's Chief Executive Officer as eligible for benefits under the Plan.

3.	POLICY

3.1
Subject to Section 5 hereof, severance benefits are payable to a Designated Employee pursuant to this Plan upon (i) the Designated Employee's involuntary termination of employment by the Company, other than a termination by reason of death, disability or for Cause or (ii) the Designated Employee's resignation of employment with the Company for Good Reason, in each case that occurs within two years of a sale of the Company (a “Triggering Event”). The date upon which a Designated Employee incurs a Triggering Event shall be the “Termination Date.”

(a)
For purposes of this Plan, a “sale of the Company” means the closing of a corporate transaction (other than an initial public offering or a follow-on split-off or spin-off) by which Pfizer Inc. divests its interest or virtually all of its interest in the Company.

(b)
“Cause” includes, but is not limited to, (i) significant breach of Company policy or Pfizer Inc. policy, (ii) inadequate work performance due to intentional or deliberate misconduct or intentional or deliberate failure to act, (iii) destruction of the Company's or Pfizer Inc.'s property, and (iv) commission of unlawful acts against or reflecting on the Company or Pfizer Inc.

(c)
“Good Reason” means (i) the assignment of duties that are materially and adversely inconsistent with the Designated Employee's current, primary duties, (ii) being given substantially diminished responsibility, (iii) being removed from his or her current, primary position, (iv) a change in the level of the Designated Employee's reporting relationship (determined based on the executive's overall position in the Company prior to the sale of the Company), (v) a relocation of primary place of business that increases the Designated Employee's commute by more than 25 miles, or (vi) receiving a material reduction in compensation opportunity or a material reduction in benefits, excluding a reduction in benefits generally applicable to all similarly-situated employees.

3.2
For purposes of this Plan, termination of employment means a separation from service within the meaning of Internal Revenue Code (“Code”) Section 409A and applicable regulations and guidance promulgated thereunder (“Section 409A”).

4.	EXCLUSIONS

4.1	A Designated Employee shall not be entitled to severance benefits and no severance benefits shall be payable or provided pursuant to this Plan in the following circumstances:

(a)	If a Designated Employee is terminated for Cause.

(b)
If a Designated Employee voluntarily resigns without Good Reason from his or her employment, retires, abandons his or her job, or fails to return to work after the expiration of an approved leave of absence.

(c)	If a Designated Employee dies while in active service or prior to the execution of a written release (the “Release Agreement”) pursuant to Section 5 hereof.

(d)
If a Designated Employee becomes disabled (as defined by the terms of the disability plan in which he or she participates) while in active service, or prior to the execution of a Release Agreement pursuant to Section 5 hereof. If the Designated Employee returns to active service, he or she may be eligible to receive benefits as provided hereunder as if he or she was not disabled.

(e)
If a Designated Employee violates any confidentiality or other restrictive covenant to which the Designated Employee is a party prior to the date of payment as reasonably determined by the Plan Administrator.

5.	RELEASE AND NOTICE PERIOD

5.1
No Designated Employee who incurs a Triggering Event shall be eligible to receive any payments or other benefits under the Plan unless he or she first executes a Release Agreement. Such Release Agreement shall be substantially similar to the release agreement generally used by the Company immediately prior to the Termination Date.

5.2
The Designated Employee shall be given the necessary amount of time during which to consider and sign such Release Agreement: (i) for an individual termination action, at least 28 calendar days of notice, and (ii) for a group termination action, at least 52 calendar days of notice (the “Notice Period”). Group actions are actions that involve two or more employees, as determined by the Plan Administrator. The Designated Employee can be required to work through the Notice Period at the discretion of the Company.

5.3
If a Designated Employee ceases to provide services during the Notice Period as a result of Company action, and the Designated Employee was being paid during the Notice Period then the Designated Employee shall be paid for the remainder of the Notice Period in addition to his or her benefits under this Plan. If a Designated Employee ceases to provide appropriate services on his or her own initiative during the Notice Period and the Designated Employee was being paid during the Notice Period, all Notice Period payments shall end and the Designated Employee shall only receive benefits in accordance with the terms of this Plan. During the Notice Period, and subject to the continued provision of appropriate services during such Notice Period described above, the Designated Employee shall be paid his or her current base salary or wages as in effect on the date of the start of the Notice Period, excluding any bonus, stock and stock unit grants of any type, stock option income, short-term shift cash awards, premium pay, holiday bonuses, one-time payments, allowances, contest awards and other similar payments.

6.	BENEFITS
Subject to Section 5 hereof, the following severance benefits are payable under this Plan:

6.1
Cash Severance. A Designated Employee who incurs a Triggering Event shall receive cash severance in an amount determined using the formula set forth on Schedule A attached hereto. The cash severance shall not be included as earnings under any other Company or Pfizer Inc. plan. Such amounts shall not be adjusted for interest or earnings.

6.2
Payment Date. The cash severance amount shall be paid in a lump sum, in cash, within thirty (30) days after the Release Agreement described in Section 5 becomes effective and irrevocable in accordance with its terms (but in all events within sixty (60) days of the Termination Date, provided that in the event the designated 60-day period begins in one taxable year and ends in the next taxable year, the amount shall be payable in the second taxable year).

6.3
Health Coverage. If the Designated Employee does not meet the requirements for retiree medical coverage at the time of the Termination Date but is enrolled in a Company-sponsored medical, dental and/or vision plan, he or she may continue to participate in such plan(s) in the Plan Administrator's sole discretion, for up to twelve (12) months immediately following his Termination Date. To receive this coverage, the Designated Employee must waive the right to COBRA continuation coverage. However, after the 12 months of active rate coverage, the individual is eligible to continue to participate in the medical plan for up to an additional 18 months at full cost pursuant to COBRA (100% of the cost to the employee and employer).

6.4
Life Insurance. The Designated Employee may continue group term life insurance coverage at active employee rates in the Plan Administrator's sole discretion, for up to 12 months immediately following his Termination Date at the current coverage amount. Subject to applicable state laws and availability by the vendor, conversion to an individual policy may be available when this coverage terminates.

6.5
Outplacement and Education Assistance Services. Each Designated Employee who incurs a Triggering Event shall, immediately following the Termination Date, receive outplacement services and education assistance as designated by the Plan Administrator.

6.6
Accrued but Unpaid Bonus. Notwithstanding the benefits payable under this Plan, the Designated Employee shall remain entitled to any annual cash bonus payable with respect to services performed in the year prior to the year in which his or her Termination Date occurs to the extent not yet paid (and such bonus shall be paid by March 15th of the year in which his or her Termination Date occurs).

6.7
Other Benefits. Benefits under all Company benefit plans and programs shall terminate in accordance with the terms of those plans as they are normally applied to employees who resign or are terminated from their employment with the Company other than as specifically set forth above, and active-service benefits shall cease on the Designated Employee's Termination Date, except as set forth above.

6.8
All benefits hereunder shall be reduced by any outstanding debt owed by the Designated Employee to the Company. All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

7.	ADMINISTRATION AND RESPONSIBILITY

7.1	The Plan Administrator is the Senior Vice President, Human Resources, Pfizer Inc., 235 East 42nd Street, New York, NY 10017, telephone 212-733-2323.

7.2
The Plan Administrator may, in his or her reasonable discretion, and subject to the provisions of the Plan, from time to time establish such rules and regulations and delegate any or all of his or her authority to administer the Plan to any other persons or committee he or she deems necessary or appropriate for the proper administration of the Plan.

7.3
Benefits under this Plan shall be paid only if the Plan Administrator decides in his or her reasonable discretion that a Designated Employee is entitled to them. The Plan Administrator shall make, in his or her reasonable discretion, all determinations arising in the administration, construction or interpretation of the Plan including the right to construe disputed

Plan terms and provisions, and any such determination shall be conclusive and binding on all persons, except as otherwise provided by law. The Plan Administrator is authorized to approve exceptions to this Plan, in his or her reasonable discretion, within the limits prescribed by Section 409A, the Employee Retirement Income Security Act of 1974 (“ERISA”) as amended from time to time, and other applicable laws. This Plan is intended to constitute a welfare benefit plan under ERISA, and shall be interpreted strictly in accordance with such foregoing intent. The Company reserves the right to decide whether the circumstances justify the payment of benefits under this Plan in any particular case, and the decision of the Company is final. The Company may delegate any or all its authority under the Plan to any other persons or committee it deems necessary or appropriate.

8.	CLAIMS AND APPEALS PROCEDURE

8.1
Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing.

8.2
Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant's right to review the denial. The written notice of denial shall be set forth in a manner designed to be understood by the applicant, and shall include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation as to why such material or information is necessary, and an explanation of the Plan's review procedure and the time limits applicable to such procedures, including a statement of the applicant's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

This written notice shall be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension shall be furnished to the applicant before the end of the initial ninety (90) day period.
This notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant shall then be permitted to appeal the denial in accordance with the Review Procedure described below.

8.3
Request for a Review. Any person (or that person's authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator shall give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to the Plan Administrator.

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

8.4
Decision on Review. The Plan Administrator shall act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension shall be furnished to the applicant within the initial sixty (60)-day period. The Plan Administrator shall give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice shall outline, in a manner calculated to be understood by the applicant, the specific reason or reasons for the decision, the specific Plan provisions upon which the decision is based, a statement of the applicant's right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the applicant's claim for benefits, and a statement of the applicant's right to bring a civil action under section 502(a) of ERISA. If written notice of the Plan Administrator's decision is not given to the applicant within the time prescribed in this Section 8.4 the application shall be deemed denied on review.

8.5
Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant's own expense.

8.6
Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 8.1 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator's failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 8.3 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator's failure to take any action on the claim within the time prescribed by Section 8.4 above).

9.	AMENDMENT AND TERMINATION

9.1
The Plan may be amended or terminated by Pfizer Inc. at any time for any reason, without or without notice. Pfizer Inc. reserves the right, by action of the Compensation Committee of Pfizer Inc.'s Board of Directors, or by any duly appointed successor committee or team, to amend, modify, suspend or terminate this Plan and to disqualify employees from eligibility under the Plan at any time for any reason or for no reason with or without notice. Any such action is not contingent upon the financial condition of Pfizer Inc.

10.	SECTION 409A

10.1
The intent of the parties is that payments and benefits under this Plan be exempt from, and alternatively comply with, Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. Notwithstanding anything contained herein to the contrary, the Designated Employee shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A until the Designated Employee has incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Designated Employee's separation from service shall instead be paid on the first business day after the date that is six months following the Designated Employee's separation from service (or, if earlier, the Designated Employee's date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Designated Employee shall be paid to the Designated Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Designated Employee) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

11.	GENERAL PROVISIONS

11.1
Except as otherwise provided herein or by law, no right or interest of any Designated Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Designated Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Designated Employee.

11.2
The Plan shall not be required to be funded. Regardless of whether the Plan is funded, no Designated Employee shall have any right to, or interest in, any assets of Pfizer Inc. which may be applied by Pfizer Inc. to the payment of benefits or other rights under this Plan.

11.3
Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Designated Employee, or any person whomsoever, the right to be retained in the service of Pfizer Inc. or the Company or any subsidiary thereof, and all Designated Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

11.4
If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

11.5
This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Designated Employee, present and future, and any successor to the Company. If a severed employee shall die while any amount would still be payable to such severed employee hereunder if the severed employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee's estate.

11.6	The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

11.7
The provisions of the Plan shall be construed, regulated and administered according to the federal laws governing employee benefit plans and according to the internal substantive laws (and not the choice of law provisions) of the State of New York where such laws are not preempted by the federal laws.

SCHEDULE A

Zoetis Position	Cash Severance Benefit*
Chief Executive Officer	2 times the sum of (i) Base Salary plus (ii) amount equal to target annual bonus for the fiscal year in which termination occurs
Executive Officers, Chief Information Officer and President, Zoetis Global Supply
Other Select Key Executives	1 times the sum of (i) Base Salary plus (ii) amount equal to target annual bonus for the fiscal year in which termination occurs
* “Base Salary” is the Designated Employee's annual base salary determined as of the Termination Date.